Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS REPORTS RECORD FIRST QUARTER

Sales up 12.0% to $13.5 Million
Net Income from Continuing Operations up 81.3% to $1.2 Million
Earnings Per Share from Continuing Operations Up 66.7% to $0.05

O’FALLON, Mo. – (December 12, 2011) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today reported growth in sales, gross margin, income from continuing operations and net income for the first quarter ended October 31, 2011.

The Company reported first quarter fiscal 2012 sales rose 12.0% to $13.5 million and net income from continuing operations increased 81.3% to $1.2 million, or $0.05 per diluted share, compared with the first quarter of fiscal 2011.  Loss from discontinued operations for the first quarter of fiscal 2012 was $382,000, or $0.02 per diluted share.  Net income increased 21.8% to $771,000, or $0.03 per diluted share, compared with the first quarter of fiscal 2011.

 “Our record first quarter results benefited from the continued demand for Synergetics’ ophthalmic and neurosurgical products across all major market segments,” stated Dave Hable, President and CEO of Synergetics USA, Inc.  “Sales of ophthalmic products rose 10.0% to $8.8 million and OEM sales were up 26.4% to $4.5 million compared with the first quarter of last year.  New product sales, including the VersaPACK™ that was launched in fiscal 2011, continued to gain sales momentum.  Our disposable product sales were also a major contributor to the quarter’s growth and accounted for 82% of total first quarter sales.”

First Quarter Results

First quarter sales increased 12.0% to $13.5 million compared $12.1 million in the first quarter of fiscal 2011.  The increase in first quarter sales from last year was due primarily to growth in sales of ophthalmic disposable products and OEM sales.

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Ophthalmic sales rose 10.0% to $8.8 million compared with $8.0 million the first quarter of fiscal 2011. The growth in ophthalmic sales benefited from higher volume of disposable products, including procedural kits, laser probes and cannulas to domestic and international customers.

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Total OEM sales rose 26.4% to $4.5 million compared with $3.6 million in the first quarter of fiscal 2011.  OEM sales beginning in fiscal 2012 includes sales to our marketing partners.  The increase in OEM sales benefited primarily from increased shipments of disposable ultrasonic tips during the latest quarter.  OEM sales also included deferred revenue of $398,000 recognized in the first quarter of fiscal 2012.

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Disposable product sales grew 11.2%, or $1.1 million, to $11.1 million in the first quarter of fiscal 2012 compared with the first quarter of fiscal 2011.  Disposable sales accounted for approximately 82% of total sales in the first quarter of fiscal 2012.

•	Capital equipment sales totaled $2.0 million in the first quarter of fiscal 2012 compared with $2.1 million in the first quarter of fiscal 2011.

•	Backorders totaled approximately $500,000 at the end of the first quarter of fiscal 2012.

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SURG Reports Record First Quarter

December 12, 2011

“We experienced a temporary increase in backorders at the close of the first quarter as we rebalanced inventories as part of our lean manufacturing initiatives,” continued Mr. Hable.  “We expect to reduce our backorders and improve customer fill orders on a more timely basis as we fully implement our lean initiatives across our production, inventory management and shipping processes.  We also implemented a new ERP system during the quarter that will enhance our real-time information for inventory levels, shipments, sales information and production costs.  Our goal is to provide our customers with world class products and services levels to match.”

Gross profit for the first quarter of fiscal 2012 rose to $7.9 million, or 58.6% of sales, compared with $7.0 million, or 58.2% of sales, in the first quarter of fiscal 2011.  The growth in gross profit and gross profit margin benefited from higher sales, improved product mix and increased manufacturing efficiencies.

“We discontinued our plastic injection molding operations during the first quarter and transitioned this production to an outside vendor,” stated Mr. Hable.  “We believe this change will allow us to focus on our core manufacturing operations and will result in improved gross profit margins associated with plastic injection molded products in the latter half of fiscal 2012.”

Research and development expenses rose 9.9% to $790,000 in the most recent quarter compared with $719,000 in the first quarter of fiscal 2011.

“We showcased our newest products, the VersaVIT™ and UVE (Ultimate Vit Enhancer™) for use in the vitreoretinal operating rooms at the Annual Meeting of the American Academy of Ophthalmology in October,” continued Mr. Hable.  “These products represent our latest R&D projects and extend our product line into the vitrectomy machine market that currently generates $150 million in annual sales. We plan to allocate approximately 5% to 7% of sales for R&D to fund key programs that will contribute to new product introductions and expansions of our ophthalmic and neurosurgical product lines.”

VersaVIT is Synergetics’ first product for the vitrectomy machine market and represents a new concept in retinal surgery with its highly portable design.  It is ideally suited for ambulatory surgery centers, as a traveling unit for satellite offices and potentially for in-office procedures. UVE is a high-speed vitrectomy enhancement system that is designed to boost significantly the cutting speed of the market’s leading vitrectomy machine.  UVE is priced at a fraction of the cost of the latest generation of high-speed vitrectomy machines and utilizes existing surgical packs for the market leading vitrectomy machine, including Synergetics’ VersaPACK™.

Sales and marketing expenses increased to $3.1 million, or 22.8% of sales, for the first quarter of fiscal 2012 compared with $3.0 million, or 25.0% of net sales, for the first quarter of fiscal 2011.  The increase was primarily due to higher direct sales of ophthalmic products.

General and administrative expenses increased by approximately $286,000 to $2.5 million, or 18.8% of net sales, in the first quarter of fiscal 2012, compared with $2.3 million, or 18.7% of net sales, for the first quarter of fiscal 2011.  The increase in general and administrative expenses as a percentage of net sales was primarily due to additional employees required to manage the implementation of our lean manufacturing and quality improvement initiatives.

Operating income for the first quarter of fiscal 2012 increased to $1.5 million compared with $1.0 million in the first quarter of fiscal 2011.  The increase in operating income and operating margin benefited from higher sales, growth in margins, and improved leverage of manufacturing costs and administrative expenses.  In addition, the increase in operating income highlights the leverage the Company achieved by utilizing its marketing partners to sell and distribute its neurosurgical products.

Income from continuing operations rose 81.3% to $1.2 million, or $0.05 per diluted share, compared with $636,000, or $0.03 per diluted share, for the first quarter of fiscal 2011.  Loss from discontinued operations for the first quarter of fiscal 2012 was $382,000, or $0.02 per diluted share.   Net income increased 21.8% to $771,000 in the first quarter of fiscal 2012 compared with $633,000 in the first quarter of the prior year.  Net income per diluted share was $0.03 for the first quarter of fiscal 2012 and 2011, respectively.  Basic weighted-average shares outstanding increased from 24,782,913 at October 31, 2010, to 24,971,034 at October 31, 2011.

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SURG Reports Record First Quarter

December 12, 2011

The Company used its strong cash position to pay down debt during the first quarter of fiscal 2012. Total debt at October 31, 2011, was $898,000.  The Company expects to pay off the remaining debt in the third quarter of fiscal 2012.  Cash-on-hand at the close of the quarter was $13.7 million after a tax payment of $5.7 million paid during the first quarter primarily arising from the settlement payment from Alcon, which the Company received in the third quarter of fiscal 2010.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, December 13, 2011, at 10:30 a.m. Eastern Time.  The toll free dial-in number to listen and participate live on this call is (800) 588-4973, confirmation code 31244011.  For callers outside the U.S., the number is (847) 230-5643.  Participants are encouraged to email questions to investorinfo@synergeticsusa.com.  The conference call will also be simulcast live at http://www.synergeticsusa.com.  An online replay will be available on the Company’s website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices.  The Company’s primary focus is on the disciplines of ophthalmology and neurosurgery.  Our distribution channels include a combination of direct and independent sales distribution organizations and important strategic alliances with market leaders.  The Company’s product lines focus upon precision engineered, disposable and reusable devices, procedural kits and the delivery of various energy modalities for the performance of less invasive surgery including:  (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field.  The Company’s website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2011, as updated from time to time in our filings with the Securities and Exchange Commission.  The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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SURG Reports Record First Quarter

December 12, 2011

Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Three Months Ended October 31, 2011, and 2010
(Dollars in thousands, except share and per share data)

	Three Months Ended October 31, 2011	Three Months Ended October 31, 2010
Net sales	$13,505	$12,057
Cost of sales	5,589	5,030
Gross profit	7,916	7,027
Operating expenses
Research and development	790	719
Sales and marketing	3,076	3,023
General and administrative	2,538	2,252
	6,404	5,994
Operating income	1,512	1,033
Other income (expenses)
Investment income	14	32
Interest expense	(18)	(80)
Miscellaneous	(2)	(7)
	(6)	(55)
Income from continuing operations before provision for income taxes	1,506	978
Provision for income taxes	353	342
Income from continuing operations	1,153	636
Loss from discontinued operations, net of income tax benefit of $193 in 2011 and $1 in 2010	382	3
Net income	$771	$633
Earnings per share:
Basic
Income from Continuing Operations	$0.05	$0.03
Loss from Discontinued Operations	$(0.02)	$0.00
Net Income	$0.03	$0.03
Diluted
Income from Continuing Operations	$0.05	$0.03
Loss from Discontinued Operations	$(0.02)	$0.00
Net Income	$0.03	$0.03
Basic weighted average common shares outstanding	24,971,034	24,782,913
Diluted weighted average common shares outstanding	25,136,727	24,862,420

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SURG Reports Record First Quarter

December 12, 2011

Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of October 31, 2011 (Unaudited) and July 31, 2011
(Dollars in thousands, except share data)

	October 31, 2011	July 31, 2011
Assets
Current Assets
Cash and cash equivalents	$13,743	$18,399
Accounts receivable, net of allowance for doubtful accounts of $289 and $282, respectively	10,436	11,148
Inventories	12,298	12,082
Prepaid expenses	892	961
Deferred income taxes	824	792
Assets held for sale	406	868
Total current assets	38,599	44,250
Property and equipment, net	8,825	8,561
Intangible and other assets
Goodwill	10,661	10,660
Other intangible assets, net	11,664	11,792
Deferred income taxes	4,717	4,915
Patents, net	1,123	1,050
Cash value of life insurance	82	82
Total assets	$75,671	$81,310
Liabilities and stockholders’ equity
Current Liabilities
Current maturities of long-term debt	$898	$1,053
Accounts payable	1,906	1,567
Accrued expenses	2,798	3,193
Income taxes payable	351	6,233
Deferred revenue	375	540
Total current liabilities	6,328	12,586
Long-Term Liabilities
Deferred revenue	17,827	18,060
Total long-term liabilities	17,827	18,060
Total liabilities	24,155	30,646
Commitments and contingencies
Stockholders’ Equity
Common stock at October 31, 2011 and July 31, 2011, $0.001 par value, 50,000,000 shares authorized; 24,975,474 and 24,970,884 shares issued and outstanding, respectively	25	25
Additional paid-in capital	25,708	25,598
Retained earnings	25,723	24,952
Accumulated other comprehensive income:
Foreign currency translation adjustment	60	89
Total stockholders’ equity	51,516	50,664
Total liabilities and stockholders’ equity	$75,671	$81,310

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SURG Reports Record First Quarter

December 12, 2011

Synergetics USA Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Three Months Ended October 31, 2011 and 2010
(Dollars in thousands, except share data)

	Three Months Ended October 31, 2011	Three Months Ended October 31, 2010
Cash Flows from Operating Activities
Net income	$771	$633
Plus: Loss from discontinued operations – net of tax	382	3
Income from continuing operations	1,153	636
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	290	262
Amortization	162	196
Provision for doubtful accounts receivable	22	4
Stock-based compensation	98	70
Deferred income taxes	166	(75)
Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable	677	7
Inventories	(231)	(1,353)
Prepaid expenses	59	265
(Decrease) increase in:
Accounts payable	369	55
Accrued expenses	(262)	63
Deferred revenue	(398)	--
Income taxes payable	(5,688)	243
Net cash (used in) provided by continuing operating activities	(3,583)	373
Net cash used in discontinued operations	(15)	(153)
Net (used in) provided by operating activities	(3,598)	220
Cash Flows from Investing Activities
Purchase of property and equipment	(802)	(226)
Acquisition of patents and other intangibles	(105)	(50)
Net cash used in continuing investing activities	(907)	(276)
Net cash used in discontinued operations	--	(50)
Net cash used in investing activities	(907)	(335)
Cash Flows from Financing Activities
Principal payments on revenue bonds payable	--	(29)
Principal payments on long-term debt	--	--
Payment on debt incurred for acquisition of trademark	(155)	(146)
Tax benefit associated with the exercise of non-qualified stock options	8	43
Proceeds from the issuance of common stock	5	69
Net cash used in financing activities	(142)	(63)
Foreign exchange rate effect on cash and cash equivalents	(9)	28
Net decrease in cash and cash equivalents	(4,656)	(150)
Cash and cash equivalents
Beginning	18,399	18,669
Ending	$13,743	$18,519

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